SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Urologix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Urologix, Inc.

14405 21st Avenue North

Minneapolis, Minnesota 55447

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 6, 2007

TO THE SHAREHOLDERS OF

UROLOGIX, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urologix, Inc. will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, on Tuesday, November 6, 2007 at 10:30 a.m., local time, for the following purposes:

1.	To elect two (2) directors to hold office for a term of three years or until their respective successors have been elected and shall qualify;

2.	To ratify and approve the appointment of KPMG LLP as independent auditors for Urologix, Inc. for the fiscal year ending June 30, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The board of directors has fixed September 14, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Fred B. Parks, Chairman

Minneapolis, Minnesota

October 5, 2007

To ensure your representation at the Annual Meeting, please sign, date and return your proxy in the enclosed envelope, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

i

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS	34

Accountant Fees and Services	35

Audit Committee Pre-Approval Procedures	35

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING	36

ANNUAL REPORT	36

OTHER BUSINESS	36

ii

Urologix, Inc.

14405 21st Avenue North

Minneapolis, Minnesota 55447

PROXY STATEMENT

Solicitation of Proxies

This Proxy Statement is furnished to the shareholders of Urologix, Inc. in connection with the Annual Meeting of Shareholders to be held on November 6, 2007 or any adjournment(s) or postponement(s) thereof. The mailing of this proxy statement to our shareholders commenced on or about October 5, 2007.

Cost and Method of Solicitation

This solicitation of proxies to be voted at this 2007 Annual Meeting of Shareholders is being made by our board of directors. The cost of this solicitation of proxies will be borne by Urologix. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and we will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the meeting as of September 14, 2007 consisted of 14,333,350 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on September 14, 2007 will be entitled to vote at this Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” each of the other proposals.

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at this 2007 Annual Meeting of Shareholders, must be present, in person or by proxy, before action may be taken at the meeting.

A director nominee will be elected if approved by the affirmative vote of the holders of a plurality of the voting power of the shares present, in person or by proxy, and entitled to vote for the election of directors. Each other proposal presented at this Annual Meeting will be approved by the affirmative vote of the holders of a majority of shares of common stock present at this Annual Meeting, either in person or by proxy, and entitled to vote.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

So far as our management is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Chief Financial Officer of Urologix.

•	Submitting a properly signed proxy card with a later date.

•	Voting in person at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 14405 21st Avenue North, Minneapolis, Minnesota 55447, and its telephone number is (763) 475-1400.

Annual Meeting and Special Meetings; Bylaw Amendments

This 2007 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our board of directors in accordance with our bylaws. Under our bylaws, special meetings of our shareholders may be held at any time for any purpose and may be called by the chairman of our board, our chief executive officer, our chief financial officer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting. For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted. For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals for 2008 Annual Meeting.”

Our bylaws may be amended or altered by a vote of the majority of the whole board at any meeting. The authority of the board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt, amend, or repeal bylaws adopted, amended, or repealed by the board. Additionally, the board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the board may adopt or amend any bylaw to increase their number.

OWNERSHIP OF VOTING SECURITIES BY

PRINCIPAL HOLDERS AND MANAGEMENT

The following table includes information as of September 14, 2007, except as noted, concerning the beneficial ownership of our common stock by (i) the only shareholders known to us to hold five percent or more of our common stock, (ii) each of our directors and nominees to our board, (iii) each of the Named Executive Officers and (iv) all current directors and executive officers of Urologix as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Except as indicated below, the business address of each individual set forth below is 14405 21st Avenue North, Minneapolis, MN 55447.

Name and Address of of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned
BlueLine Partners, L.L.C. (2) 4115 Blackhawk Plaza Circle, Suite 100 Danville, California 94506	1,146,161	8.0%
Fred B. Parks (3)(4)(5)	618,135	4.2%
Daniel J. Starks (3)	80,000	*
Jerry C. Cirino (3)(6)	20,000	*
Sidney W. Emery, Jr. (3)	51,247	*
Guy C. Jackson (3)(6)	48,000	*
Elissa J. Lindsoe (4)	13,541	*
Claude Tihon (4)(7)	0	*
All current directors and executive officers as a group (7 persons)	842,398	5.6%

*	Indicates ownership of less than one percent.

(1)	Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of September 14, 2007: Mr. Parks, 525,000 shares; Mr. Starks, 50,000 shares; Mr. Cirino, 20,000 shares; Mr. Emery, 20,000 shares; Mr. Jackson, 40,000 shares; Ms. Lindsoe 13,541 shares; Mr. Tihon, 0 shares; and all current directors and executive officers as a group, 668,541 shares.

(2)	Based upon the Amendment No. 1 to Schedule 13D filed by the shareholder with the Securities and Exchange Commission on July 26, 2006. In the Amendment No. 1 to Schedule 13D, the shareholder reports that BlueLine Partners, L.L.C. is the sole general partner of BlueLine Capital Partners, LP and BlueLine Capital Partners II, LP, which hold 1,106,755 shares and 39,406 shares of our common stock, respectively.

(3)	Director of Urologix.

(4)	Named Executive Officer.

(5)	Includes 93,135 shares owned jointly with spouse.

(6)	Nominee for election as a director.

(7)	Information based on Forms 3 and 4 filed with the Securities and Exchange Commission. Mr. Tihon ceased serving as our Chief Technology Officer effective May 31, 2007.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to the terms of our current Articles of Incorporation, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. Vacancies on the board of directors and newly created directorships can be filled by vote of a majority of the directors then in office.

The term of Messrs. Jackson and Cirino expire at the Annual Meeting of Shareholders following fiscal year 2007. Mr. Emery’s term expires at the Annual Meeting of Shareholders following fiscal year 2008. The terms of Messrs. Parks and Starks expire at the Annual Meeting of Shareholders following fiscal year 2009.

Two directors will be elected at this Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2010 or until their respective successors are elected and shall qualify. Upon recommendation of the Governance/Nominating Committee, the board of directors has nominated for election Messrs. Jackson and Cirino to serve until the Annual Meeting following fiscal year 2010.

It is intended that proxies will be voted for the named nominees. The board of directors believes that the nominees named below will be able to serve, but should either be unable to serve as a director, the persons named in the proxies have advised us that they will vote for the election of such substitute nominee(s) as the board of directors may propose.

The name and biographical information concerning the nominees and the other directors filling unexpired terms are set forth below, based upon information furnished to us by the nominees and directors.

Information Regarding Nominees

Jerry C. Cirino (55)	Mr. Cirino has been our director since January 2006. Mr. Cirino is the CEO of Heartland Information Services and has served in this role since August 2007. From February 2006 to May 2007, Mr. Cirino served as the President and Chief Executive Officer of Imalux Corporation, which designs and manufactures medical imaging equipment and devices based on its proprietary optical coherence tomography technology. From November 2005 to February 2006, Mr. Cirino was retired. From November 2002 to November 2005, Mr. Cirino served as President and Chief Executive Officer of SourceOne Healthcare Technologies, Inc., a distributor of medical imaging systems, equipment, radiographic consumable supplies, and services. From 1999 to November 2002, Mr. Cirino served with Marconi Medical Systems, a medical manufacturing and information systems company, as the Corporate Executive Vice President and member of the board of directors from 1999 to 2002 and the Vice President of Marketing and President of its Global Health Care Products Business from 1996 to 2000.

Guy C. Jackson (65)	Mr. Jackson has been our director since December 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as audit partner for numerous public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson holds a B.S. degree from The Pennsylvania State University and a MBA from Harvard Business School. He is also a director and member of the audit committee of Cyberonics, Inc., Digi International Inc., EpiCept Corporation and Life Time Fitness, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES

Directors Serving Continuing Terms

Term Expiring at the Annual Meeting Following Fiscal 2008:

Sidney W. Emery, Jr. (61)	Mr. Emery has served as a director since October 3, 2005. Mr. Emery has served as the Chief Executive Officer and President of MTS Systems Corporation since March 1998. Mr. Emery has also served as the chairman of the board of directors of MTS Systems Corporation since January 1999. From 1985 to 1997, Mr. Emery held various management and executive positions with Honeywell, Inc., a manufacturer of control systems, last serving as Honeywell’s Area Vice President, Western and Southern Europe from 1994 to 1997. Mr. Emery is a director of ALLETE, INC., a diversified company providing fundamental products and services through its two core businesses, energy and real estate. Mr. Emery is also Chairman of the Board of Governors at the University of St. Thomas School of Engineering.

Term Expiring at the annual Meeting Following Fiscal 2009:

Daniel J. Starks (53)	Mr. Starks has served as our director since October 2002. Mr. Starks is the Chairman, President and Chief Executive Officer of St. Jude Medical and has served in this role since May 2004. From February 2001 to May 2004, Mr. Starks served as St. Jude Medical’s President and Chief Operating Officer. From April 1998 to February 2001, Mr. Starks served as President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Prior to this, Mr. Starks served as President of Daig Corporation and then as the Chief Executive Officer of the Daig Division of St. Jude Medical after its merger into St. Jude Medical in 1996. Mr. Starks has been a Director of St. Jude Medical since 1996.

Fred B. Parks (60)	Fred B. Parks joined us in May 2003 as Chairman of the board of directors and Chief Executive Officer. Prior to joining Urologix, Mr. Parks was employed by Philips Medical Systems-Cleveland (formerly Marconi Medical) from 1999 to 2003. In 1998 and 1999, Mr. Parks served as President, COO and a board member for St. Jude Medical. From 1976 to 1997, Mr. Parks was employed by EG&G, Inc. (now PerkinElmer, Inc.), a diversified global technology corporation, where he served as President, COO and a board member. Parks holds a Ph.D. in Mechanical Engineering from the University of Missouri-Columbia, a M.S. in Mechanical Engineering from the University of Arizona and a B.S. in Mechanical Engineering from the University of Missouri-Rolla. Mr. Parks currently serves as a director of Analogic Corporation.

Vote Required

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing two directors, the two nominees receiving the highest number of votes will be elected.

CORPORATE GOVERNANCE

Board Independence

The board undertook a review of director independence in July 2007. As part of that process, the board reviewed all transactions and relationships between each director (or any member of his immediate family) and Urologix, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the board affirmatively determined that all of the directors, except Mr. Parks, are independent according to the “independence” definition of the Nasdaq Marketplace Rules. Mr. Parks is not independent under the Nasdaq Marketplace Rules because he is employed by Urologix and serves as our executive officer.

Committees of the Board of Directors and Committee Independence

The board of directors has established a Compensation Committee, an Audit Committee and a Governance/Nominating Committee. The composition and function of these committees are set forth below.

Compensation Committee. The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other senior management of Urologix. Among its other duties, the Compensation Committee oversees our stock-based compensation plans and cash incentive plans for executive officers, and recommends board compensation. The Compensation Committee annually reviews the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance. The current members of the Compensation Committee are Messrs. Starks (Chair) and Emery. During fiscal year 2007, the Compensation Committee met three times and also met in executive session without management present for two of these meetings.

The charter of the Compensation Committee requires that the Committee consist of no fewer than two members, each of whom must be “independent” according to the Nasdaq Marketplace Rules, a non-employee director under Securities and Exchange Commission rules and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available on our website, www.urologix.com, by following the link to “Corporate Governance” in the “Investors” section. A report of the Compensation Committee is set forth below.

Governance/Nominating Committee. The Governance/Nominating Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as our directors, ensuring that the board and governance policies are appropriately structured, reviewing and recommending changes to our governance guidelines, overseeing board and committee evaluations, and reviewing and making recommendations on succession plans for the Chief Executive Officer. The current members of the Governance/Nominating Committee are Messrs. Emery (Chair) and Jackson. During fiscal year 2007, the Governance/Nominating Committee met one time, in addition to a number of meetings in preparation for, or in support of, the formal meetings of the Governance/Nominating Committee.

The charter of the Governance/Nominating Committee requires that this committee consist of no fewer than two board members who satisfy the “independence” requirements of the Nasdaq Marketplace Rules. Each member of the Governance/Nominating Committee meets these requirements. A copy of the current charter of the Governance/Nominating Committee is available by following the link to “Corporate Governance” in the “Investor” section of our website at www.urologix.com.

Audit Committee. The Audit Committee assists the board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and related filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter adopted by the board of directors. A copy of the current charter of the Audit Committee is available by following the “Corporate Governance” link in the “Investor” section of our website at www.urologix.com. Our Audit Committee presently consists of Messrs. Jackson (Chair), Starks and Cirino. During fiscal year 2007, the Audit Committee met eleven times.

The board of directors has determined that all members of the Audit Committee are “independent” directors under the Nasdaq Marketplace Rules and the rules of the Securities and Exchange Commission. The board of directors also has reviewed the education, experience and other qualifications of each of the members of the Audit Committee. After such review, the board of directors has determined that Mr. Jackson, the chair of the Audit Committee, qualifies an “audit committee financial expert.” A report of the Audit Committee is set forth below.

Director Nominations

The Governance/Nominating Committee will consider candidates for board membership suggested by its members, other board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.13 of our bylaws as described in the section of this Proxy Statement entitled “Shareholder Proposals for Nominees.”

Criteria for Nomination to the Board. The Governance/Nominating Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The committee has not adopted minimum qualifications that nominees must meet in order for the committee to recommend them to the board of directors, as the committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account our needs and the needs of the board of directors. The Governance/Nominating Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

•

Background, including high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the board’s ability to manage and direct the affairs and business of Urologix;

•

Commitment, including the willingness to devote adequate time to the work of the board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the board, and the candidate’s qualification as independent and qualification to serve on board committees; and

•

Diversity, in terms of knowledge, experience, skills, expertise, and other demographics which contribute to the board’s diversity; and Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education.

The Governance/Nominating Committee also considers such other relevant factors, as it deems appropriate. The committee will consider persons recommended by the shareholders in the same manner as other nominees.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the board and, if the Governance/Nominating Committee deems appropriate, a third-party search firm. The Governance/Nominating Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the committee makes a recommendation to the full board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2007 Annual Meeting. The Governance/Nominating Committee selected the nominees for this 2007 Annual Meeting in July 2007. Mr. Jackson, a nominee for election at this 2007 Annual Meeting, was elected at the 2004 Annual Meeting of Shareholders. Mr. Cirino, the other nominee for election at this 2007 Annual Meeting was appointed by the board of directors in January 2006. Mr. Cirino was recommended to the Governance/Nominating Committee for appointment as a director by Mr. Parks, our Chief Executive Officer. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Governance/Nominating Committee may choose to do so in the future.

Shareholder Proposals for Nominees. The Governance/Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance/Nominating Committee in care of the Secretary of Urologix and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frames described in our bylaws and under the caption “Shareholder Proposals for 2008 Annual Meeting” below.

Board Attendance at Board, Committee and Annual Shareholder Meetings

During fiscal year 2007, the board of directors met eight times. Each director in fiscal year 2007 attended at least seventy-five percent of the meetings of the board of directors and board committees on which the director served.

We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all board members to attend shareholder meetings when held in conjunction with a meeting of the board of directors. The 2007 Annual Meeting of Shareholders will not be held in conjunction with a meeting of the board of directors. Two directors attended the 2006 Annual Meeting of Shareholders.

Communications with Directors

The board has designated a lead director, Daniel J. Starks, who chairs executive sessions of the board. Shareholders may communicate with the board as a group, the chair of any committee of the board of directors or any individual director by sending an e-mail to lead.director@urologix.com or by directing the communication in care of the lead director, at the address set forth on the front page of this Proxy Statement.

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including its principal executive officer and principal financial officer. This code of ethics is included in our Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct is publicly available by following the “Corporate Governance” link in the “Investor” section of our website at www.urologix.com. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our chief executive officer and senior financial officers or with respect to the required elements of the code of ethics on our website at www.urologix.com by following the “Corporate Governance” link in the “Investor” section.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

This is a report of the Audit Committee of the board of directors of Urologix for the year ended June 30, 2007. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

The Audit Committee of the board of directors is currently comprised of Messrs. Jackson (Chair), Cirino and Starks. In accordance with its charter, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG LLP, our independent accountants. The discussions with KPMG LLP also included the matters required by Statement on Auditing Standards No. 61 (SAS 61) (Communication with Audit Committees), as amended.

KPMG LLP provided to the Audit Committee the written disclosures and the SAS 61 letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This information was discussed with KPMG LLP.

Based on the discussions with management and KPMG LLP, the Audit Committee’s review of the representations of management and the report of KPMG LLP, the Audit Committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2007, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

GUY C. JACKSON, CHAIR	JERRY C. CIRINO	DANIEL J. STARKS

EXECUTIVE OFFICERS

Set forth below is biographical and other information on our current executive officers. Information about Fred B. Parks, our Chief Executive Officer and Chairman of the board, may be found in this proxy statement under the heading “Election of Directors.”

Name	Age	Position

Elissa J. Lindsoe	41	Chief Financial Officer

Kirsten Doerfert	51	Senior Vice President and General Manager

Ms. Lindsoe was appointed as our Chief Financial Officer on September 29, 2006. From June 2004 to August 2006, Ms. Lindsoe served as the Chief Financial Officer of Identix Incorporated, a leading multi-biometric technology company that was acquired in August 2006 by Viisage Technology, Inc. (now L-1 Identity Solutions, Inc.). Prior to joining Identix, she was Vice President and Treasurer of Secure Computing Corporation, a global provider of network security products. From 1997 to 2001, Ms. Lindsoe served as Director of Finance and Controller for Secure Computing Corporation. Between 1990 and 1997, Ms. Lindsoe held various financial positions with increasing responsibility for MVE, Incorporated and Honeywell, Incorporated.

Ms. Doerfert was appointed as our Senior Vice President and General Manager on August 23, 2007. From October 2005 to August 2007, Ms. Doerfert served as the Vice President of Marketing for Gyrus ACMI Surgical Division of Gyrus Group PLC, a medical device company developing and providing visualization and tissue management systems, instruments and services for the minimally invasive surgery market. From August 2004 to October 2005, Ms. Doerfert provided medical device consultancy services. From May 2003 to July 2004, Ms. Doerfert served as Vice President, Business Development and Strategic Planning of Urologix. She previously served as Urologix’ Vice President, Business Development from July 2002 through May 2003, and as its Vice President, Global Marketing from November 1999 through July 2002. From 1983 to 1999, Ms. Doerfert held sales and marketing positions of increasing responsibility at Circon Corporation and Corometrics Medical Systems. She also spent eight years in clinical practice as a registered nurse and holds a B.S. in nursing from Georgia State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis describes our compensation objectives and policies as applied to the following executive officers who are referred to in this proxy statement as the Named Executive Officers:

•	Fred B. Parks, our Chief Executive Officer;

•	Elissa J. Lindsoe, our Chief Financial Officer; and

•	Claude Tihon, our former Chief Technology Officer.

Mr. Tihon’s employment as our Chief Technology Officer was terminated effective May 31, 2007.

This section is intended to provide a framework within which to understand the actual compensation awarded to or earned by the Named Executive Officers during fiscal year 2007, as reported in the compensation tables and accompanying narrative sections appearing on pages 21 to 28 of this proxy statement.

Role of the Compensation Committee in the Compensation Process

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and other senior management, including overseeing all significant aspects of our compensation plans and benefit programs, and approving performance-based compensation and metrics. The Compensation Committee also oversees our stock-based compensation plans, including our Amended and Restated 1991 Stock Option Plan, and cash incentive plans for executive officers and recommends board compensation. The Compensation Committee annually reviews the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance.

In carrying out its duties, the Compensation Committee reviews and approves specific compensation programs, including a cash bonus program tied to our financial performance and base salary amounts.

For 2007, employees, including the Named Executive Officers, were eligible for cash bonuses depending upon our financial performance as compared to performance goals established by the Compensation Committee under what is referred to in this proxy statement as the 2007 Cash Bonus Program.

Under its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its duties. While the Compensation Committee has used the services of a compensation consultant in the past, it did not do so in determining fiscal year 2007 compensation for the Named Executive Officers. The Compensation Committee may choose to use the services of a compensation consultant in the future. In determining fiscal year 2007 compensation, the Compensation Committee reviewed certain compensation related information and recommendations from certain members of management, as described below.

Role of Management in the Compensation Process

In determining compensation for Named Executive Officers other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all Named Executive Officers, the amount of potential awards under the cash incentive compensation program, and the awards under our long-term equity program. The Chief Executive Officer also recommends to the Compensation Committee the financial performance goals under any performance-based compensation program, which for 2007 was the 2007 Cash Bonus Program.

None of the Named Executive Officers, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the Named Executive Officers are invited to attend meetings of the Compensation Committee. However, no Named Executive Officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such Named Executive Officer’s compensation.

Executive Compensation Philosophy

Our philosophy with respect to the compensation of executive officers is to provide competitive levels of compensation that are consistent with our annual and long-term performance goals, that recognize individual initiative, and assist us in attracting and retaining qualified executives.

Objectives of Compensation Programs

The primary objectives of our compensation programs are to attract, develop, and retain high-caliber executive officers while sustaining external competitiveness and internal equity. When determining compensation for executive officers under each compensation program, the Compensation Committee considers whether the form and amount of compensation will assist us in achieving these objectives consistent with our philosophy.

The Compensation Committee believes that variable cash compensation, tied to specific performance measures, should constitute a significant portion of a Named Executive Officer’s overall cash compensation. For fiscal year 2007, the variable cash compensation is provided through the 2007 Cash Bonus Program, which is explained below. In determining the opportunities for Named Executive Officers to earn additional annual cash compensation, the Compensation Committee considered our overall performance, the duties of the Named Executive Officer and, with respect to the Named Executive Officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

In determining the value of long-term equity incentive compensation, the Compensation Committee reviews the type of equity awards to the Named Executive Officers, historical grant practices, the potential cash compensation, as well as the distribution of long-term equity incentive compensation among the Named Executive Officers such that the Named Executive Officers in positions of increasing responsibility have an opportunity to receive a correspondingly larger portion of the overall value of long-term equity compensation for the year.

Design of 2007 Cash Bonus Program

Under the 2007 Cash Bonus Program, certain employees, including the Named Executive Officers, are eligible for cash bonuses depending upon our financial performance as compared to quarterly performance goals relating to net earnings before taxes.

On November 6, 2006, the Compensation Committee established performance goals under the 2007 Cash Bonus Program for the last three quarters of fiscal year 2007. Because the 2007 Cash Bonus Program was implemented after the end of the first quarter of 2007, there was no cash bonus amount that could be achieved based on first quarter results. The performance goals were the same for all participants in the 2007 Cash Bonus Program. Also on November 6, 2006, the Compensation Committee approved the relative percentages of each Named Executive Officer’s salary that could be earned if the quarterly performance goals were met at the target levels. The 2007 Cash Bonus Program is structured such that potential cash bonus amounts to a Named Executive Officer may be adjusted by up to 50% if our 2007 financial performance either exceeds or is below the established target levels relating to net earnings before taxes. If our quarterly net earnings before taxes do not meet at least the minimum amount set by the Compensation Committee for that quarter, no cash bonus is earned by participants in the 2007 Cash Bonus Program for that quarter. While bonus amounts are earned on a quarterly basis, payouts under the 2007 bonus program are made following the end of fiscal year 2007 to eligible participants who continue to be employed at that time. In designing the 2007 Cash Bonus Program, the Compensation Committee believed that setting quarterly performance goals conditioned upon a full year of employment provided short-range targets for achievement and an incentive to remain employed with Urologix through the fiscal year.

Net earnings before taxes is a measure used by us for annual and long range planning purposes, as it is most reflective of performance of our business and are tied most closely to the performance of our employees. We believe that achievement of net earnings before taxes necessarily requires achievement of other financial measures important in our business, such as increase in sales, increase in gross profit and decrease in costs and expenses. Additionally, the Compensation Committee selected net earnings before taxes as the most appropriate measure because the Compensation Committee believed that any measure reflecting the impact of taxes would not be indicative of the results of our business or comparable to the prior year given our unusual tax situation in fiscal year 2007 relating to our net deferred tax asset and net operating loss carryforwards.

The fiscal year 2007 target goals established by the Compensation Committee for net earnings before taxes for each quarter were intended to reward improvement in financial performance and growth in our business. When reviewing the quarterly performance goals, the Compensation Committee also reviewed information regarding the anticipated growth in our segment of the urology industry, including a report by Millennium Research Group that compared 2006 market size of this segment to estimated 2007 market size. For Urologix to meet the target goals established by the Compensation Committee for the second, third and fourth quarter of 2007, our business would have been required to grow at the same estimated rate for our segment of the industry generally, which was 8% year-over-year.

Elements of In-Service Compensation

The Compensation Committee followed the guiding principles outlined above in the development and administration of these elements of compensation of the Named Executive Officers while serving with us:

•	Base salary

•	Cash bonus

•	Long-term equity compensation

The Compensation Committee does not believe that personal benefits or perquisites (i.e. “perks”) are appropriate as a significant element of compensation for the Named Executive Officers, in particular because perks are not conditioned upon performance and are not based upon the contribution of an executive officer to our business. For fiscal year 2007, the only perquisite we provided was limited to $1,000 per month for cellular telephone usage and an automobile allowance for Fred B. Parks, our Chief Executive Officer.

Base Salaries

We hired both Ms. Lindsoe and Mr. Tihon as our executive officers near the beginning of fiscal year 2007. In connection with their appointment as executive officers, the Compensation Committee recommended and the board of directors approved the base salaries of Ms. Lindsoe and Mr. Tihon effective for fiscal year 2007. These base salaries were set at $180,000 per year for each of Ms. Lindsoe and Mr. Tihon and were determined based upon the responsibilities of the position, the expected contribution of the position to our business, the experience and skill of the executive officer, and competition in the marketplace for talented executive officers. The Compensation Committee believes that these salaries are near the amounts earned by executive officers who formerly served in these same or similar positions and in keeping with the Compensation Committee’s philosophy allowing Named Executive Officers to earn a significant portion of overall cash compensation through the cash bonus program.

Mr. Parks’ annual base salary for 2007 was set under the terms of our letter agreement with him at $318,000. This is the same base salary earned by Mr. Parks for 2006. In determining not to increase Mr. Parks’ base salary for 2007, the Compensation Committee considered the potential for Mr. Parks to earn additional cash amounts through the 2007 Bonus Program, as well as the value of stock options granted to Mr. Parks at the time of his appointment as our Chief Executive Officer.

Cash Bonus Program

The cash bonus component of compensation is available to the Named Executive Officers through the 2007 Cash Bonus Program. If the minimum goals for quarterly net income before taxes were achieved under the 2007 Cash Bonus Program and if each Named Executive Officer were employed by us at the end of the fiscal year:

•	Mr. Parks would earn a cash bonus of 25% of his base salary;

•	Ms. Lindsoe would earn a cash bonus of 20% of her base salary; and

•	Mr. Tihon would earn a cash bonus of 20% of his base salary.

If the target goals for quarterly net income before taxes were achieved under the 2007 Cash Bonus Program and if each Named Executive Officer were employed by us at the end of the fiscal year:

•	Mr. Parks would earn a cash bonus of 50% of his base salary;

•	Ms. Lindsoe would earn a cash bonus of 40% of her base salary; and

•	Mr. Tihon would earn a cash bonus of 40% of his base salary.

If the maximum goals for quarterly net income before taxes were achieved under the 2007 Cash Bonus Program and if each Named Executive Officer were employed by us at the end of the fiscal year:

•	Mr. Parks would earn a cash bonus of 75% of his base salary;

•	Ms. Lindsoe would earn a cash bonus of 60% of her base salary; and

•	Mr. Tihon would earn a cash bonus of 60% of his base salary.

For the performance periods applicable to the 2007 Cash Bonus Program, our results for the second, third and fourth quarters of 2007 were as follows:

•	for the second quarter ended December 31, 2006, net income before taxes of $204,000;

•	for the third quarter ended March 31, 2007, net loss before taxes of $777,000; and

•	for the fourth quarter ended June 30, 2007, net loss before taxes of $7,279,000.

Our performance for the second, third and fourth quarters of fiscal year 2007 did not result in cash bonuses to any participant under the 2007 Cash Bonus Program because our performance did not meet the minimum amount of net income before taxes for any quarter as established by the Compensation Committee. However, Mr. Tihon earned a $10,000 retention bonus for each of the three quarters of fiscal year 2007 that he was employed by us because the amount he earned under the 2007 Cash Bonus Program was less than the amount of the retention bonus. See “Employment and Change in Control Arrangements – Agreements with Other Named Executive Officers” for a description of the retention bonus.

Long-Term Equity Compensation

The long-term equity component of executive compensation is provided primarily through stock options that are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels, past performance and future potential.

The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder’s interest in enhancing shareholder value. Stock options have been awarded at an exercise price equal to the fair market value on the date of grant and therefore have value only if the price of our stock appreciates from the price on the date on which the stock options are granted. In this way, our executive officers and shareholders benefit equally from appreciation in our stock price.

Stock options are awarded in a manner consistent with our objective to provide a long-term equity interest in us and to provide an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, options generally vest over a four-year period. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as our Amended and Restated 1991 Stock Option Plan.

In fiscal year 2007, the Compensation Committee granted stock options to purchase an aggregate of 415,000 shares of Urologix’ common stock. Of these options granted in fiscal year 2007, options to purchase 50,000 shares were awarded to individuals who were Named Executive Officers on the grant date.

In connection with her appointment as our Chief Financial Officer on September 29, 2006, Ms. Lindsoe was granted a stock option to purchase 50,000 shares of our common stock. In connection with Mr. Tihon’s appointment as our Chief Technical Officer on June 22, 2006, Mr. Tihon received an option to purchase 50,000 shares of our common stock. Mr. Tihon did not receive any additional stock option grant at the time he was designated as an “officer” of Urologix for the purposes of securities laws on October 9, 2006. The options granted to Ms. Lindsoe and Mr. Tihon were granted in connection with their hiring to provide long-term incentives for achievement over the ten-year term of the option and to remain employed with our company over the four-year vesting schedule of the option. The Compensation Committee determined that these stock option grants to Ms. Lindsoe and Mr. Tihon were appropriate to attract these executive officers to our company.

The Compensation Committee intended that future stock option awards to Ms. Lindsoe would be consistent with our historical practice of grants in connection with our review of individual performance in the prior year. On July 23, 2007, the Compensation Committee granted Ms. Lindsoe a stock option to purchase 50,000 shares of our common stock. The Compensation Committee believes that this grant reflected Ms. Lindsoe’s performance in fiscal year 2007, a fiscal year that drew heavily upon Ms. Lindsoe’s expertise in financial and accounting matters. The Compensation Committee did not grant stock options to Mr. Parks for fiscal year 2007.

Elements of Post-Termination Compensation

We have entered into a letter agreement relating to severance and change in control benefits with each of the Named Executive Officers. Our practice has been to enter into a standard form of letter agreement with each person appointed by the board of directors as an executive officer. The Compensation Committee believes that severance and change in control arrangements for the Named Executive Officers aid in the recruitment and retention of executive officers and provide incentives for executive officers to grow our business and maintain focus on returning value to shareholders. The Compensation Committee believes that providing protection to executive officers whose employment is terminated in connection with a change in control strikes an appropriate balance among the interests of our executive officers and the interests of others in a change in control transaction. In particular, the Compensation Committee noted that the change in control benefits under the letter agreements are only payable upon the occurrence of both a change in control and the termination of employment without cause or for good reason. The Compensation Committee further noted that the amount of the payments (100% or 200% of base salary with target bonus) are reasonable in that they provide some degree of financial security, but are not so lucrative that they would be expected to impair the objectivity of the Named Executive Officer.

The Compensation Committee also believes that the severance amounts payable in the absence of a change in control are reasonable. For termination without cause, the Named Executive Officers will receive payments of base salary (excluding bonus) for the shorter of six months to one year or the date they earlier secure employment, and no severance for resignation from employment. This structure is designed so that Urologix’ financial obligation ends following a relatively short period of time and provides a Named Executive Officer with an incentive to timely secure other employment. Further, if the Named Executive Officer resigns, Urologix has no financial obligation relating to this decision by the Named Executive Officer.

See “Executive Compensation – Employment and Change in Control Arrangements” in this proxy statement for a discussion of the terms of the letter agreement and the value of benefits payable under the letter agreements with the Named Executive Officers.

Impact of Regulatory Requirements

In determining the compensation policies, programs and actions to be taken by us with respect to executive compensation, the Compensation Committee considers the impact of accounting rules, securities rules and tax rules, including the requirements of Section 162(m) of the Internal Revenue Code that allows us an income tax deduction for certain compensation exceeding $1,000,000 paid in any taxable year to named executive officers. We have not been limited in our deduction for compensation expenses under Section 162(m) of the Internal Revenue Code in fiscal year 2007 or in any prior fiscal year.

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted on July 1, 2005. Under this accounting pronouncement, we are required to value stock options under the fair value method and expense those amounts in the income statement over the stock option’s requisite service period which corresponds to the option vesting period. In anticipation of our adoption of SFAS No. 123R at the start of our 2006 fiscal year, we decreased the number of shares underlying options granted in fiscal year 2005 (363,500 shares) and fiscal year 2006 (387,500 shares) as compared to fiscal year 2004 (776,000 shares) and 2003 (923,335 shares). For fiscal year 2007, we continued this practice of a historically lower of number shares underlying options granted in the fiscal year (415,000 shares). Also in fiscal year 2007, we have reduced the number of eligible employee positions considered for stock option awards. Additionally, we have provided alternative incentives for certain employees that may have been historically compensated in part through stock options.

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during fiscal year 2007 for: (i) Fred B. Parks, who served as our Chief Executive Officer in fiscal year 2007; (ii) Elissa J. Lindsoe, who served as our Chief Financial Officer for part of in fiscal year 2007; and (iii) Claude Tihon, who formerly served as our Chief Technical Officer during part of fiscal year 2007 and who is the only other executive officer of Urologix whose total compensation was at least $100,000, less the amount representing the change in pension value and nonqualified deferred compensation earnings (together referred to as our “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Fred B. Parks Chief Executive Officer	2007	$318,000	—	—	—	$12,000	$330,000
Elissa J. Lindsoe(5) Chief Financial Officer	2007	$132,231	$10,000	$9,554	—		$151,785
Claude Tihon(6) Chief Technology Officer	2007	$188,303	—	$11,716	$30,000	$683	$230,702

(1)	Represents a discretionary cash bonus by the Compensation Committee.

(2)	Values expressed represent the actual compensation cost recognized by our company during fiscal 2007 for equity awards granted in 2007 as determined pursuant to Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS 123R”) utilizing the assumptions discussed in Note 3, “Stock-Based Compensation,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2007.

(3)	Represents bonuses paid to the named Executive Officers under our 2007 Cash Bonus Plan, which are reported for the year in which the related services were performed. For Mr. Tihon, amount represents the guaranteed quarterly bonus amount under the Offer Letter. See the sections of this proxy statement entitled “Compensation Discussion and Analysis – Cash Bonus Program” and “Employment and Change in Control Arrangements.”

(4)	For Mr. Parks, amounts represent $1,000 per month for cellular telephone usage and an automobile allowance. For Mr. Tihon, amounts represent the employer’s share of Mr. Tihon’s COBRA continuation coverage from May 31, 2007 through June 30, 2007.

(5)	Ms. Lindsoe began serving as our Chief Financial Officer effective September 29, 2006 and therefore, salary amounts represent a partial year.

(6)	Mr. Tihon ceased serving as our Chief Technology Officer effective May 31, 2007 and therefore, the amount presented includes salary for the partial year, payout of $9,596 of vacation accrued at the date of termination, and $11,077 of severance paid to Mr. Tihon under a change of control and severance letter agreement with us.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended June 30, 2007.

Estimated Future Payouts

Under Non-Equity Incentive

Plan Awards (1)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Fred B. Parks	11/06/06	$59,625	$119,250	$178,875	—	—	—
Elissa J. Lindsoe	11/06/06	$27,000	$54,000	$81,000	—	—	—
Elissa J. Lindsoe	09/29/06	—	—	—	50,000	2.81	$50,769
Claude Tihon (4)	11/06/06	$27,000	$54,000	$81,000	—	—	—
Claude Tihon	07/24/06	—	—	—	50,000	2.75	$50,769

(1)	Represents bonuses that may have been earned by the Named Executive Officers under our 2007 Cash Bonus Program. No bonus amounts were earned or paid under 2007 Cash Bonus Program; see the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation.” For explanation of the 2007 Cash Bonus Program, refer to the description on pages 16 and 17 of this proxy statement under the headings of Compensation Discussion and Analysis entitled “Design of 2007 Cash Bonus Program” and “Elements of In-Service Compensation – Cash Bonus Program,” respectively.

(2)

Options vest and become exercisable with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and thereafter vests with respect to 1/36th of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months.

(3)	Values expressed represent fair value of the award as determined pursuant to SFAS 123R utilizing the assumptions discussed in Note 3, “Stock-Based Compensation,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2007.

(4)	Pursuant to the Offer Letter, Mr. Tihon was granted a retention bonus of $10,000 per complete quarter up to four quarters if he was still employed by us. The retention bonus would offset any amounts earned under the 2007 Cash Bonus Program; if the amount earned under the 2007 Cash Bonus Program was less than $10,000, Mr. Tihon would be entitled to receive the $10,000 retention bonus. Amounts set forth above, do not reflect any offset for the retention bonus under the Offer Letter. For explanation of our employment arrangements with Mr. Tihon, refer to the description on page 27 of this proxy statement under the section “Employment and Change In Control Arrangements – Arrangements with Other Named Executive Officers.”

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at June 30, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)
Fred B. Parks	300,000	18,754	4.47	09/29/2013
Fred B. Parks	225,000	—	2.75	05/23/2013
Elissa J. Lindsoe	—	50,000	2.81	09/29/2016
Claude Tihon (3)	—	—	—	—

(1)

Options vest and become exercisable with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and thereafter vests with respect to 1/36th of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months.

(2)	The expiration date of each option is the ten-year anniversary of the date of grant of such option.

(3)	Under the agreement relating to the option granted to Mr. Tihon on July 24, 2006, the option terminated effective May 31, 2007, the date of termination of his employment, as none of the shares underlying the option were vested.

2007 Option Exercises and Stock Vested

During fiscal 2007, none of the Named Executive Officers exercised any stock options held by them.

Employment and Change In Control Arrangements

Other than as provided under their respective letter agreements, we do not provide post-employment compensation, including pension arrangements or post-retirement health coverage, for Fred B. Parks, Elissa J. Lindsoe and Claude Tihon, the Named Executive Officers. A description of these letter agreements may be found below. Each of the letter agreements incorporates the following definitions of “change in control,” “cause” and “good reason” where “you” refers to the executive officer party to the letter agreement.

Defined Term	Definition

Cause

1. The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy or directive Urologix has in effect from time to time.

2. Any act on your part which is harmful to the reputation or business of Urologix, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Urologix employee.

Defined Term	Definition

3. A material breach of your fiduciary responsibilities to Urologix, such as embezzlement or misappropriation of Urologix funds or properties.

4. Your indictment for, conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation.

Change in Control

Change in Control of Urologix shall mean a change in control which would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Urologix is then subject to such reporting requirement, including without limitation, if:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Urologix representing 20% or more of the combined voting power of Urologix’ then outstanding securities;

(ii) there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this Letter Agreement, constituted the Board of Directors of Urologix; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

(iii) Urologix disposes of at least 75% of its assets, other than to an entity owned 50% or greater by Urologix or any of its subsidiaries.

Good Reason

Good Reason shall mean, without your express written consent, any of the following:

(i) the assignment to you of any duties inconsistent with your status or position as [an officer] of Urologix or a substantial reduction in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction by Urologix of your annual base salary in effect immediately prior to a Change in Control;

(iii) the relocation of Urologix’ principal executive offices to a location outside of the Minneapolis metropolitan area or requiring you to be based anywhere other than Urologix’ principal executive offices, except for required travel for Urologix business to any extent substantially consistent with your prior business obligations;

(iv) the failure by Urologix to continue to provide you with benefits at least as favorable to those enjoyed by you under Urologix plans which you participated in at the time of the Change in Control, the taking of any action which would, directly or indirectly, materially reduce any of such benefits or deprive you of any benefit enjoyed at the time of the Change in Control, or the failure to provide you with the number of paid vacation days to which you are entitled at the time of the Change in Control; provided, however, Urologix may amend any such program so long as such amendments do not reduce any benefits to which you would be entitled upon termination;

(v) the failure of Urologix to obtain a satisfactory agreement from any successor to assume and agree to perform this Letter Agreement.

Additionally, our Amended and Restated 1991 Stock Option Plan provides that upon a change of control, as defined in the plan, each outstanding stock option will become exercisable in full as to all of the shares covered thereby without regard to any installment exercise or vesting provisions. For the purposes of the Amended and Restated 1991 Stock Option Plan, “change of control” means any of the following:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Urologix representing 50% or more of the combined voting power of Urologix’ then outstanding securities and is required to file a Schedule 13D under the Exchange Act; or

•

the Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors. The term “Incumbent Directors” shall mean those individuals who are members of the Board of Directors on August 13, 1997 and any individual who subsequently becomes a member of the Board of Directors whose election or nomination for election by Urologix’ shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or

•

all or substantially all of the assets of Urologix are sold, leased, exchanged or otherwise transferred and immediately thereafter, there is no substantial continuity of ownership with respect to Urologix and the entity to which such assets have been transferred.

In estimating the benefits payable to the Named Executive Officers upon a change in control, we assume that a transaction constituting a “change in control” under their respective letter agreements would also constitute a “change of control” under the Amended and Restated 1991 Stock Option Plan.

Agreement with Fred B. Parks

Mr. Parks began serving as the Chairman of the board as of May 21, 2003 and as Chief Executive Officer beginning May 27, 2003. On September 29, 2003, Urologix and Mr. Parks entered into a letter agreement relating to his employment with us. This letter agreement was amended as of July 19, 2004.

As Chief Executive Officer, effective July 1, 2004, Mr. Parks’ yearly base salary was set at $318,000. In addition, we pay Mr. Parks an expense allowance (for cellular telephone usage and an automobile allowance) of $1,000 per month, payable at the end of each month. Under the letter agreement, Mr. Parks is also entitled to a target bonus of 50% of his base salary, upon achievement of corporate goals established by the Compensation Committee with respect to each of our fiscal years.

Either Mr. Parks or Urologix may terminate the employment relationship at any time, with or without cause. The letter agreement provides that if Mr. Parks’ employment is terminated without cause and provided Mr. Parks enters into a general release of claims, we will be obligated to pay Mr. Parks severance equal to his base salary and to continue health, dental and life insurance coverage for the earlier of twelve months or until he secures other employment. We will also pay the employee portion of the health, dental and life insurance coverage.

The letter agreement provides that if a change in control occurs and his employment is terminated without cause or for good reason, we will pay Mr. Parks a severance amount in cash in a single sum within sixty days of the date of termination equal to 200% of the sum of his annual target compensation (base salary and bonus) in effect on such date. We will also be obligated to continue health, dental and life insurance coverage and to pay Mr. Parks’ share of premiums for that coverage for the earlier of twenty-four months or such shorter period as required by law. The payments pursuant to a change in control will be in lieu of and will offset any severance amounts to which Mr. Parks’ would otherwise be entitled.

Post-Termination Benefits to Fred B. Parks

Since his appointment as our Chief Executive Officer, Mr. Parks has been granted two stock options, one to purchase 225,000 shares of our common stock granted in connection with his original employment agreement dated May 21, 2003 and one granted on September 29, 2003 for the purchase of 300,000 shares of our common stock. The stock option to purchase 225,000 shares of our common stock was not granted under our Amended and Restated 1991 Stock Option Plan or any other shareholder approved plan. However, this stock option has a provision requiring acceleration of vesting of the option in the event of a change in control using a definition of change of control that is the same as is found in the Amended and Restated 1991 Stock Option Plan. The stock option to purchase 300,000 share of our common stock was granted under our Amended and Restated 1991 Stock Option Plan. All stock options granted under the terms of our Amended and Restated 1991 Stock Option Plan are automatically vested in the event of a change of control. As noted above, in estimating the benefits payable to Mr. Parks upon a change in control, we assume that a transaction constituting a “change in control” under the letter agreements would also constitute a “change of control” under the Amended and Restated 1991 Stock Option Plan.

If triggering events described above and termination of Mr. Parks’ employment had occurred as of June 30, 2007, we estimate that the value of the benefits under Mr. Parks’ letter agreement would have been as follows based upon his salary for fiscal year 2007 and stock options at June 30, 2007:

	Termination Without Cause No Change in Control	Termination Without Cause or For Good Reason If Change in Control
Severance	$318,000	$954,000
Insurance Premiums	$15,445	$30,889
Accelerated Vesting of Stock Options (1)	—	$0

(1)	Value based on a share price of $2.23, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on June 29, 2007. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated.

As noted above, there was no value at June 30, 2007 from the acceleration of stock options. At June 30, 2007, Mr. Parks held options to purchase 525,000 shares, of which options to purchase 18,754 shares are unvested and would be accelerated in the event of a change in control. However, these options were not in-the-money at June 30, 2007 as they have an exercise price of $4.47 per share as compared to $2.23 per share price of our common stock on June 29, 2007.

Agreements with Other Named Executive Officers

From time to time, we have entered into a form of letter agreement with our executive officers, other than the Chief Executive Officer, regarding the executive officer’s severance and change in control arrangements. On September 29, 2006 we entered into the letter agreement with Ms. Lindsoe, and on October 9, 2004 we entered into the letter agreement with Mr. Tihon. The terms of the letter agreement to which Ms. Lindsoe and Mr. Tihon are party are described below.

Under the letter agreement, if the executive officer is terminated without cause and in consideration of a general release of claims against Urologix, we will continue the executive’s base salary (excluding bonus) in accordance with our regular payroll practices for a period of six months or until the executive officer has secured alternative employment, whichever occurs first. If the executive officer resigns or the executive officer’s employment is terminated by us for cause or employment is terminated as a result of death or disability, the executive officer will receive all accrued but unpaid base salary amounts as of the date of termination of employment, but such executive officer will not receive any other severance amounts.

The letter agreement provides that if a change in control occurs and the executive officer’s employment is terminated within 12 months without cause or for good reason, we will pay the executive officer an amount equal to 100% of sum of the executive officer’s annual target compensation (base salary and bonus) in effect on such date and within 60 days of the termination date of employment. We will also be obligated to continue health, dental and life insurance coverage for the earlier of twelve months or such shorter period as required by law, but the executive officer must pay the employee’s share of the premiums for such benefits.

In addition to the letter agreement relating to severance and change in control matters, we also entered into a letter agreement dated June 12, 2006 pursuant to which we offered, and Mr. Tihon accepted, employment with us as our Vice President and Chief Technology Officer (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Tihon’s annual base salary was $168,000 per year and, for fiscal year 2007, he was eligible for an cash bonus under the 2007 Cash Bonus Program of 30% of his salary at the target level and 45% at the maximum level. In addition, Mr. Tihon was granted a retention bonus of $10,000 per complete quarter up to four quarters if he was still employed by us. The retention bonus would offset any amounts earned under the 2007 Cash Bonus Program; if the amount earned under the 2007 Cash Bonus Program was less than $10,000, Mr. Tihon would be entitled to receive the $10,000 retention bonus. On October 8, 2006, Mr. Tihon took on additional responsibilities and his annual base salary was increased to $180,000 per year and his potential cash bonus was increased to 40% of his base salary at the target level. In preparing the compensation related tables in this proxy statement, we have presented the amount that he could earn under the 2007 Cash Bonus Program based upon the October 8, 2006 employment arrangement with the additional provision relating to the retention bonus as described in the Offer Letter.

Post-Termination Benefits to Other Named Executive Officers

Because Mr. Tihon’s employment terminated effective May 31, 2007, he is not entitled to any change in control benefits as of June 30, 2007. In accordance with his letter agreement, Mr. Tihon was paid all accrued but unpaid base salary through the date of his termination, May 31, 2007, and will continue to receive his normal salary, less required withholding and deductions, until the earlier of the date he secures alternative employment or November 30, 2007. We have also agreed to pay the employer’s share of Mr. Tihon’s COBRA continuation coverage through the severance period.

All stock options granted to Ms. Lindsoe were granted under our Amended and Restated 1991 Stock Option Plan, which provides that all stock options granted under the terms that plan automatically vest in the event of a change in control. As noted above, in estimating the benefits payable to Ms. Lindsoe upon a change in control, we assume that a transaction constituting a “change in control” under her letter agreements would also constitute a “change of control” under the Amended and Restated 1991 Stock Option Plan.

If triggering events described above and termination of Ms. Lindsoe’s employment had occurred as of June 30, 2007, we estimate that the value of the benefits under the letter agreements with Ms. Lindsoe would have been as follows based upon her base salary for fiscal year 2007 and stock options at June 30, 2007:

	Termination Without Cause No Change in Control	Termination Without Cause or For Good Reason If Change in Control
Severance	$90,000	$252,000
Insurance Premiums	—	$12,364
Accelerated Vesting of Stock Options (1)	—	$0

(1)	Value based on a share price of $2.23, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on June 29, 2007. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated.

As noted above, there was no value at June 30, 2007 from the acceleration of stock options. At June 30, 2007, Ms. Lindsoe held options to purchase 50,000 shares, all of which were unvested and would be accelerated in the event of a change in control. However, these options were not in-the-money at June 30, 2007 as they have an exercise price of $2.81 per share as compared to $2.23 per share price of our common stock on June 29, 2007.

Equity Granting Process

Stock awards to our executive officers and senior management are typically granted annually in conjunction with the review of the individual performance of our executive officers. This review takes place at the regularly scheduled meeting of the Compensation Committee in July. Stock options are also granted in connection with the hiring of new employees, with the option grant effective as of the date of approval by the Compensation Committee. These regular grants of stock options are approved in advance by the Compensation Committee. The new hire grants are either approved in advance or subsequent to the first day of employment. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as our Amended and Restated 1991 Stock Option Plan.

Under the terms of our Amended and Restated 1991 Stock Option Plan, persons serving as non-employee directors at the date of the annual shareholder meeting automatically receive a grant to purchase 10,000 shares of our common stock at a price equal to fair market value on the date of the annual meeting. The options are immediately exercisable as of the date of the annual meeting, which is the date of grant, and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of Urologix.

Under the Amended and Restated 1991 Stock Option Plan, the board may delegate to our executive officers the authority to grant options to persons who are not our executive officers. In the past fiscal year, the board of directors did not exercise this delegation authority.

Our policy is that the exercise price of all stock options and restricted stock grants is set at the closing price of our common stock as reported by The Nasdaq Stock Market as of the date of grant, which is the date of the action by the Compensation Committee or board of directors selecting an award recipient, determining the number of shares to be awarded under the option, and establishing all other material terms of the stock option.

DIRECTOR COMPENSATION

Our non-employee directors received the following amounts for board and committee service in fiscal year 2007: $1,500 per board meeting and $750 per committee meeting. In addition, each chair of a committee received an annual retainer of $5,000 and the lead director, if not a committee chair, also received an annual retainer of $5,000. Each director is also reimbursed for expenses associated with attending board of directors meetings. Daniel J. Starks served as our lead director in fiscal year 2007. Guy C. Jackson, Sidney W. Emery, Jr. and Daniel J. Starks served as the chairs of the Audit Committee, the Governance/Nominating Committee and the Compensation Committee, respectively.

Under the terms of our Amended and Restated 1991 Stock Option Plan, persons serving as non-employee directors at the date of the annual shareholder meeting automatically receive a grant to purchase 10,000 shares of our common stock at a price equal to fair market value on the date of grant. The options are immediately exercisable on the date of grant and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of Urologix.

The following table shows for fiscal year 2007, the cash and other compensation earned by each of our non-employee directors:

Name	Fees Earned in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Daniel J. Starks	$27,500	$12,400	—	$39,900
Jerry C. Cirino	$18,000	$12,400	—	$30,400
Sidney W. Emery, Jr.	$18,500	$12,400	—	$30,900
Guy C. Jackson	$26,000	$12,400	—	$38,400

(1)	Represents cash retainer and meeting fees earned in fiscal year 2007 as described above.

(2)	Values expressed represent the actual compensation cost recognized by our company during fiscal 2007 for equity awards granted in 2007 as determined pursuant to SFAS 123R utilizing the assumptions discussed in Note 3, “Stock-Based Compensation” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2007.

Fred B. Parks, our director and an executive officer, received no cash or equity compensation for board service during fiscal year 2007.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled Compensation Discussion and Analysis (the “CD&A”) for the year ended June 30, 2007 with management. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the board of directors that the CD&A be included in the proxy statement for the 2007 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors

DANIEL J. STARKS, CHAIR	SIDNEY W. EMERY, JR.

PERFORMANCE GRAPH

The Securities and Exchange Commission requires that we include in this proxy statement a line graph presenting comparing cumulative, five-year stockholder returns on an indexed basis with a broad market index and either a nationally-recognized industry standard or an index of peer companies selected by us. For fiscal year 2007, we are using the Nasdaq Composite Index as our broad market index and the Nasdaq Medical Equipment Index as our index of peer companies. Historically, we have used the Nasdaq Stock Market (U.S.) Index as our broad market index, but this index is no longer available.

The following graph compares the cumulative total shareholder return of Urologix common stock from June 30, 2002 to June 30, 2007, with the cumulative total return of companies included in (1) the Nasdaq Composite Index; and (2) the Nasdaq Medical Equipment Index. The graph assumes an investment of $100 on June 30, 2002 and reinvestment of dividends. We did not pay any dividends during any period presented.

	Cumulative Return
	June 28, 2002	June 30, 2003	June 30, 2004	June 30, 2005	June 30, 2006	June 29, 2007
Urologix, Inc.	100.00	20.72	120.64	33.85	24.55	17.44
Nasdaq Composite Index	100.00	108.54	139.90	140.79	151.46	182.66
Nasdaq Medical Equipment Index	100.00	108.09	162.75	164.86	172.62	212.05

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2007, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all of transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct of indirect material interest. Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

In addition, in September 2007, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest. Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment of executive officers or director compensation to be reported in our proxy statement,

•	payment of ordinary expenses and business reimbursements;

•	transactions with related companies in which the dollar amount does not exceed $100,000 or 2% of the other company’s total revenues;

•	charitable contributions in which the dollar amount does not exceed $10,000 or 2% of the charitable organization’s receipts;

•	payments made under our articles of incorporation, bylaws, insurance policies or other agreements relating to indemnification;

•	transactions in which our shareholders receive proportional benefits; and

•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction. If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;

•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the related party transaction is material to us;

•	the role the related party has played in arranging the transaction;

•	the structure of the related party transaction;

•	the interests of all related parties in the transaction;

•	the extent of the related party’s interest in the transaction; and

•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These insiders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

To our knowledge, our directors, officers and owners of 10% or more of our common stock timely filed all required Section 16(a) reports during the fiscal year ended June 30, 2007, except that the option granted to each of our non-employee directors on the date of the 2006 Annual Meeting of Shareholders was not timely filed due to an administrative error.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2008, and to perform other appropriate audit-related services. In the event the appointment of KPMG LLP should not be ratified and approved by the shareholders, the board of directors will make another appointment to be effective at the earliest feasible time.

The affirmative vote of the holders of a majority of the shares of common stock represented at this Annual Meeting and entitled to vote is required to approve the ratification of the appointment of the independent auditors, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date. Proxies will be voted in favor of this proposal unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPOINTMENT OF KPMG

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

KPMG LLP, independent certified public accountants, served as our independent registered public accounting firm for the fiscal year ended June 30, 2007. The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending June 30, 2008.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, representatives will be available to respond to appropriate questions.

Accountant Fees and Services

The following is an explanation of the fees billed to us by KPMG LLP for professional services rendered for the fiscal years ended June 30, 2007 and June 30, 2006, which totaled $254,356 and $210,100, respectively.

Audit Fees. The aggregate fees billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our quarterly reports on Forms 10-Q, and in fiscal year 2006, the audit of our internal controls, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended June 30, 2007 and June 30, 2006 totaled $222,956 and $182,400, respectively.

Audit-Related Fees. There were no fees billed to us for professional services for assurance and related services by KPMG LLP that were reasonably related to the performance of the audit or review of our financial statements and were not reported above under “Audit Fees” for either of the fiscal years ended June 30, 2007 or June 30, 2006.

Tax Fees. The aggregate fees billed to us by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning for the fiscal year ended June 30, 2007 and June 30, 2006 totaled $31,400 and $27,700, respectively.

All Other Fees. For the fiscal year ended June 30, 2007 and June 30, 2006, there were no fees billed to us by KPMG LLP for professional services or products not previously disclosed.

Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for fiscal year 2007 were pre-approved by the Audit Committee or a member of the committee before KPMG LLP was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 2008 Annual Meeting of Shareholders is expected to be held on or about November 4, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about October 4, 2008. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before June 6, 2008.

Pursuant to our Bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, in a timely manner. To be timely under our Bylaws, the notice must be given by such shareholder to the Secretary of Urologix not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year’s annual meeting. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Director Nominations” and in our Bylaws. In addition, if we receive notice of a shareholder proposal less than 45 days before the date on which we first mailed our materials for the prior year’s annual meeting, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the board of directors for our 2008 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

ANNUAL REPORT

An Annual Report of Urologix, Inc. setting forth our activities and containing our financial statements for the fiscal year ended June 30, 2007 accompanies this Notice of Annual Meeting and proxy statement.

OTHER BUSINESS

Shareholders may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including financial statements schedules and amendments thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention: Chief Financial Officer, or by calling us at (763) 475-1400.

By the Order of the Board of Directors,

Fred B. Parks, Chairman

UROLOGIX, INC.

14405 Twenty-First Avenue North

Minneapolis, Minnesota 55447

PROXY SOLICITED BY THE BOARD OF DIRECTORS

For Annual Meeting of Shareholders

November 6, 2007

Radisson Hotel and Conference Center – Plymouth, MN

10:30 a.m.

proxy

The undersigned hereby appoints Fred B. Parks or Elissa J. Lindsoe, or either of them, as attorneys and proxies (each with full power to act alone and with the power of substitution and revocation), to represent the undersigned at the Annual Meeting of Shareholders to be held at 10:30 a.m., local time, on November 6, 2007, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Urologix, Inc. held of record by the undersigned at the close of business on September 14, 2007 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

Please mark this proxy as indicated on the reverse side to vote on any item.

(Continued, and to be completed and signed, on the reverse side.)

Please return promptly in the enclosed envelope that requires no postage if mailed with the United States.

ò    Please detach here    ò

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW AND “FOR” EACH OTHER PROPOSAL:

1. Election of director:	01 Jerry C. Cirino	02 Guy C. Jackson	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending June 30, 2008.	☐ For ☐ Against ☐ Abstain
3. To act upon such other matters as may properly be presented at the meeting or any adjournment(s) or postponement(s) thereof.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEE AND FOR EACH OTHER PROPOSAL.

I plan to attend the meeting ☐

Address Change? Mark Box	☐ and indicate changes below:	Date , 2007

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.